Exhibit 99.1
FOR IMMEDIATE RELEASE

The Scotts Miracle-Gro Company	NEWS

The Scotts Miracle-Gro Company Reports Record First Quarter Sales
Company reaffirms full-year outlook, remains on track with recapitalization effort
North America sales up 10%, Scotts LawnService and International report 9% increases
     MARYSVILLE, Ohio (January 23, 2007) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today reported record first quarter sales of $271 million, up 9 percent from the same period a year ago. The improvement was led by a 10 percent increase in North America, as well as a 9 percent reported improvement in both Scotts LawnService and International. Smith & Hawken sales increased 6 percent.
     The Company reported a seasonal net loss of $59.4 million, or 88 cents per share, slightly better than the outlook it provided in December, 2006. This result compares with a net loss of $52.7 million, or 78 cents per share, a year earlier. In fiscal 2006, excluding restructuring and other charges, the Company reported an adjusted net loss of $49.1 million, or 72 cents per share.
     “We’re pleased with our start to the year and look forward to the beginning of the lawn and garden season,” said Jim Hagedorn, chairman and chief executive officer. “Typically, our first quarter loss increases each year due to higher expenses that are not offset until later in the year. While sales in the quarter represent less than 10 percent of the full year, it is a critical time for us. During the winter months, our teams have been focused on sales, marketing and supply chain initiatives that leave us well positioned as we prepare for spring.”
     While the first quarter typically has only a modest level of consumer activity, the Company said consumer purchases of its products increased in every category, including an 8 percent increase in controls and plant food, as well as a 12 percent increase in growing media.

     “The fact that consumers remained loyal to our brands and engaged in the category, even during the slow part of the season, is extremely encouraging,” Hagedorn said. “With the launch of several new products, improved advertising campaigns and trade promotions, we remain confident that we can increase company-wide sales 8 to 10 percent in fiscal 2007.”
     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter was a loss of $68.2 million, compared with a loss of $59.9 million a year earlier.
     Sales for North America increased 10 percent to $137.6 million versus $125.6 million for last year’s comparable period. International sales increased to $63.4 million from $58.3 million. Excluding the impact of foreign exchange rates, International sales declined 2 percent in the quarter. Scotts LawnService had revenues of $25.8 million, compared with $23.6 million last year. Smith & Hawken reported sales of $44.4 million, up 6 percent from last year.
     The gross margin rate was 20.4 percent in the quarter compared with 21.4 percent a year earlier. The expected decline primarily reflects the impact of lower margin strategic acquisitions made in fiscal 2006 as well as higher commodity costs that are not yet offset by price increases that took effect at the beginning of the second quarter.
     Total SG&A expense for the first quarter was $142.2 million, compared with $126.0 million a year earlier. Interest expense in the first quarter was $8.2 million compared with $7.1 million in the prior year.
     Separately, the Company remains on schedule with its initiative to return $750 million to shareholders. ScottsMiracle-Gro is in the midst of completing a modified Dutch auction to repurchase up to $250 million worth of its common shares as well as a tender offer for its 6.625 percent senior subordinated notes. Both offers are expected to expire February 8, 2007. After the tenders are complete, the Company plans to declare a special one-time cash dividend of at least $500 million. To accomplish these efforts, ScottsMiracle-Gro is finalizing a new $2.1 — $2.3 billion credit facility, which it expects to be initially priced at LIBOR plus 125 basis points. As a result, the Company anticipates full-year interest expense for fiscal 2007 to be in a range of $75 million to $80 million.
     “We remain very confident in the progress we’re making and the approach we are taking to return $750 million to our shareholders,” said Dave Evans, chief financial officer. “The continued strength of our business, combined with the non-cyclical nature of our cash flow, should allow us to return our leverage ratios to their current levels by 2011.”

     The Company will discuss its first quarter 2007 results during a Webcast conference call at 10:00 a.m. EDT today. The call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect the Company’s sales and financial results;
•	The Company’s historical seasonality could impair the Company’s ability to pay obligations as they come due and operating expenses;
•	The Company’s substantial indebtedness could adversely affect the Company’s financial health;
•	Public perceptions regarding the safety of the Company’s products could adversely affect the Company;
•	The loss of one or more of the Company’s top customers could adversely affect the Company’s financial results because of the concentration of the Company’s sales to a small number of retail customers;
•	The expiration of certain patents could substantially increase the Company’s competition in the United States;
•	Compliance with environmental and other public health regulations could increase the Company’s cost of doing business; and,
•	The Company’s significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three Months
Ended December 30, 2006 and December 31, 2005
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 8

		Three Months Ended
		December 30,	December 31,	%
	Footnotes	2006	2005	Change
Net sales		$271.2	$249.5	9%
Cost of sales		215.9	196.0

Gross profit		55.3	53.5	3%
% of sales		20.4%	21.4%

Operating expenses:
Selling, general and administrative		142.2	126.0	13%
Impairment, restructuring and other charges		—	5.7
Other income, net		(2.3)	(1.6)

Total operating expenses		139.9	130.1	8%

Loss from operations		(84.6)	(76.6)	-10%
% of sales		-31.2%	-30.7%

Interest expense		8.2	7.1

Loss before taxes		(92.8)	(83.7)	-11%
Income tax benefit		(33.4)	(31.0)

Net loss		$(59.4)	$(52.7)	-13%

Basic loss per share	(1)	$(0.88)	$(0.78)	-13%

Diluted loss per share	(2)	$(0.88)	$(0.78)	-13%

Common shares used in basic loss per share calculation		67.2	68.0	-1%

Common shares and potential common shares used in diluted loss per share calculation		67.2	68.0	-1%

Results of operations excluding restructuring and loss on impairment:
Adjusted net loss		$(59.4)	$(49.1)	-21%

Adjusted diluted loss per share	(2)	$(0.88)	$(0.72)	-22%

Adjusted EBITDA	(3)	$(68.2)	$(59.9)	-14%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three Months
Ended December 30, 2006 and December 31, 2005
(in millions)
(unaudited)

	Three Months Ended
	December 30,	December 31,
	2006	2005	% Change
North America	$137.6	$125.6	10%
International	63.4	58.3	9%
Scotts LawnService	25.8	23.6	9%
Corporate & Other	44.4	42.0	6%

Consolidated	$271.2	$249.5	9%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
December 30, 2006 and December 31, 2005
(Unaudited)
(in millions)

	December 30,	December 31,	September 30,
	2006	2005	2006
ASSETS
Current assets
Cash and cash equivalents	$36.1	$37.8	$48.1
Accounts receivable, net	264.5	250.8	380.4
Inventories, net	629.1	558.8	409.2
Prepaid and other current assets	106.8	63.5	104.3

Total current assets	1,036.5	910.9	942.0
Property, plant and equipment, net	369.3	361.0	367.6
Goodwill, net	471.0	450.5	458.1
Other intangible assets, net	425.4	472.3	424.7
Other assets	25.8	21.2	25.2

Total assets	$2,328.0	$2,215.9	$2,217.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	15.2	13.9	6.0
Accounts payable	220.9	215.7	200.4
Other current liabilities	205.0	204.4	289.8

Total current liabilities	441.1	434.0	496.2
Long-term debt	679.3	679.1	475.2
Other liabilities	166.0	126.5	164.5

Total liabilities	1,286.4	1,239.6	1,135.9
Shareholders’ equity	1,041.6	976.3	1,081.7

Total liabilities and shareholders’ equity	$2,328.0	$2,215.9	$2,217.6

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended December 30, 2006 and December 31, 2005
(in millions, except per share data)
Note: See Note 4 to the Accompanying Footnotes on Page 8

	Three Months Ended
	December 30,	December 31,
	2006	2005
Loss before taxes	$(92.8)	$(83.7)
Restructuring and other charges	—	4.7
Impairment of intangibles	—	1.0

Adjusted loss before taxes	(92.8)	(78.0)
Income tax benefit	(33.4)	(28.9)

Adjusted net loss	$(59.4)	$(49.1)

Diluted loss per share (items net of tax)	$(0.88)	$(0.78)
Restructuring and other charges	—	0.05
Impairment of intangibles	—	0.01

Adjusted diluted loss per share	$(0.88)	$(0.72)

Net loss	$(59.4)	$(52.7)
Income tax benefit	(33.4)	(31.0)
Interest	8.2	7.1
Depreciation	12.7	12.2
Amortization, including marketing fee	3.7	3.5
Loss on impairment	—	1.0

Adjusted EBITDA	$(68.2)	$(59.9)

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations

(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options and restricted stock) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.

(3)	“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancings and other non-recurring, non-cash items effecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures (1) adjusted net loss, (2) adjusted diluted loss per share and (3) adjusted EBITDA. The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders. As to adjusted net loss and adjusted diluted loss per share, impairment, restructuring and other charges are excluded as these items typically relate to costs or gains for discrete projects or transactions related to the closure, downsizing or divestiture of certain operations that are apart from and not indicative of the results of the operations of the business. The presentation of adjusted EBITDA is provided as a convenience to the Registrant’s lenders because adjusted EBITDA is a component of certain debt compliance covenants.